Exhibit E

CONSENT AND WAIVER AGREEMENT

This Consent and Waiver Agreement (this “Agreement”) is hereby entered into as of the 4th day of June, 2013, by and among the parties to that certain Registration Rights Agreement, dated as of October 16, 2009 (as amended, the “Registration Rights Agreement”), by and among National General Holdings Corp. (the “Company”), The Michael Karfunkel 2005 Grantor Retained Annuity Trust (the “Trust”), AmTrust Financial Services, Inc. (“AFSI”), AmTrust International Insurance, Ltd., as assignee of AFSI (together with AFSI, “AmTrust”) and Michael Karfunkel (together with the Trust and AmTrust, the “Holders”).

WHEREAS, Section 6.2 of the Registration Rights Agreement provides that the Company shall not grant any registration rights more favorable than, pari passu with or inconsistent with any of those contained therein, except with the unanimous written consent of the Qualified Purchasers (as defined therein).

WHEREAS, in connection with the contemplated offering of the Company’s common stock as contemplated by the Company’s Preliminary Offering Memorandum dated May 15, 2013 (the “Offering”), the Company intends to enter into a registration rights agreement by and between the Company and FBR Capital Markets & Co. (“FBR”) for the benefit of FBR and the Participants, as defined therein (the “New Registration Rights Agreement”).

WHEREAS, in order to facilitate the Offering, and as a condition thereto, the Parties desire to consent to the granting of the rights contained in the New Registration Rights Agreement and to waive certain of their rights and obligations under the Registration Rights Agreement.

NOW THEREFORE, it is hereby agreed that:

1. pursuant to Section 6.2 of the Registration Rights Agreement, the Holders hereby consent to the Company’s execution and delivery of the New Registration Rights Agreement and the granting of the rights provided for therein;

2. pursuant to Section 8.1 of the Registration Rights Agreement, the Company and the Holders hereby waive, for a period ending on the 181st day following the effectiveness of the registration statement that the Company is required to file with the Securities and Exchange Commission pursuant to the New Registration Rights Agreement to register the resale of the shares sold in the Offering, any right and obligation they may have pursuant to the Registration Rights Agreement; and

3. this Agreement shall become effective immediately prior to the closing of the Offering, except that if the Offering does not close, this Agreement shall be void.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties below has duly executed this Agreement as of the date first above written.

NATIONAL GENERAL HOLDINGS CORP.		AMTRUST FINANCIAL SERVICES, INC.

By:	/s/ Michael Weiner	By:	/s/ Stephen Ungar
Name:	Michael Weiner	Name:	Stephen Ungar
Title:	Chief Financial Officer	Title:	Secretary

THE MICHAEL KARFUNKEL 2005 GRANTOR RETAINED ANNUITY TRUST		MICHAEL KARFUNKEL

By:	/s/ Leah Karfunkel	/s/ Michael Karfunkel
Name:	Leah Karfunkel
Title:	Trustee

AMTRUST INTERNATIONAL INSURANCE, LTD.

By:	Stephen Ungar
Name:	Stephen Ungar
Title:	Secretary

Signature Page to Consent and Waiver Agreement